Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 33-57268) and on Forms S-8 (File No. 33-31047, File No. 33-50276, File No. 333-66562, File No. 333-12985, File No. 333-63487 and File No. 333-88177) of Tredegar Corporation of our report dated January 21, 2004 relating to the financial statements, which appears in this Form 10-K.

Richmond, Virginia
February 18, 2004